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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2010 except for Notes 1, 11 and 16 as to which the date is May 19, 2010, with respect to the consolidated financial statements and schedule of SeaCube Container Leasing Ltd. (formerly Container Leasing International, LLC and Subsidiaries) included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-165752) and related Prospectus of SeaCube Container Leasing Ltd. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 21, 2010

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  Exhibit 23.2